Mestek, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 25, 2004

To The Shareholders of Mestek, Inc.:

        Please take notice that the Annual Meeting of the Shareholders of Mestek, Inc. (the “Company”) will be held at the Reed Institute, 152 Notre Dame Street, Westfield, Massachusetts adjacent to the Company’s headquarters, on Tuesday, May 25, 2004 at 11:00 a.m. local time, for the following purposes:

(1)	To elect a Board of eight (8) Directors for one-year terms, each to hold office until his or her successor is elected and qualified or he or she shall resign or be removed.

(1)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

        Pursuant to the By-Laws of the Company, the Board of Directors has, by resolution, fixed the close of business on April 6, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Enclosed is your copy of the Proxy Statement and the Annual Report of the Company, including the financial statements for the year ended December 31, 2003, which have been mailed to all shareholders. Please refer to them for information concerning the affairs of the Company. The Annual Report does not constitute proxy soliciting material.

        ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors Mestek, Inc.

J. Nicholas Filler, Secretary

Principal Executive Office:
Mestek, Inc.
260 North Elm Street
Westfield, Massachusetts, 01085
April 16, 2004

27

MESTEK, INC.
GENERAL OFFICES
260 North Elm Street
Westfield, Massachusetts 01085

April 16, 2004

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
Tuesday, May 25, 2004

SOLICITATION AND REVOCATION OF PROXIES

        The accompanying proxy is solicited by and on behalf of the Board of Directors of Mestek, Inc., hereinafter referred to as “Mestek” or the “Company”. The cost of the solicitation of proxies will be borne entirely by the Company. Regular employees of the Company may solicit proxies by personal interview, mail or telephone and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such persons. Georgeson Shareholders Communications, Inc. has been retained by the Company to assist in the distribution of proxy materials and the solicitation of proxies for a fee of $850, plus expenses. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about April 22, 2004.

        If a proxy in the accompanying form is duly executed and returned, the shares represented will be voted at the Annual Meeting and where a choice is specified, will be voted in accordance with the specification made. Proxies may be revoked at any time prior to voting by (1) executing and delivering a new proxy to the Secretary of the Company at or before the Annual Meeting, (2) voting in person at the Annual Meeting or (3) giving written notice of revocation to the Secretary of the Company at or before the Annual Meeting.

SHAREHOLDER PROPOSALS

        Proposals which shareholders wish to present for consideration at the Annual Meeting to be held in 2005 must be received at the Company’s General Offices no later than December 16, 2004 in order to be included in the Company’s proxy statement and proxy relating to such meeting. Upon receipt of any proposal, the Company will determine whether or not to include such proposal in next year’s proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

        In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor and other specified matters. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement and proxy.

INTEREST OF CERTAIN PERSONS ON MATTERS TO BE ACTED ON

        There are no matters proposed to be acted upon at the Annual Meeting requiring any description of any direct or indirect substantial interest of any Director, executive officer, nominee or associate of any of them.

VOTING RIGHTS

        The shareholders entitled to vote at the Annual Meeting will be those whose names appeared on the records of the Company as holders of its Common Stock at the close of business on April 6, 2004, the record date. As of March 30, 2004, there were issued and outstanding 9,610,135 shares of Common Stock of the Company, 8,721,603 of which are entitled to vote. The Company is not entitled to vote the shares of Common Stock held in the treasury. As of March 30, 2004 there were 888,532 shares of Common Stock held in the treasury. The Company will also not be entitled to vote any shares added to the treasury from March 30, 2004 to the record date.

        Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting, except that, with respect to the election of directors, cumulative voting is permitted. Cumulative voting means that each shareholder is entitled to as many votes as are equal to the number of shares which the shareholder owns multiplied by the number of directors to be elected in the same election, and that the shareholder may cast all of such votes for a single nominee for director or may distribute them among two or more nominees, as the shareholder may see fit. There are eight (8) directors to be elected at the Annual Meeting to be held May 25, 2004. Discretionary authority to cumulate votes is solicited by the Board of Directors with respect to the election of directors in those cases in which no direction is made on the proxy card. Therefore, in such elections, unless otherwise indicated on the proxy cards, the votes represented by such proxies will be voted in favor of the nominees listed thereon (unless otherwise indicated) and in favor of the Proposals set forth below under the caption “Matters to be Acted On”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules. The information set forth in this proxy statement concerning beneficial ownership of shares of the common stock of the Company has been received from or on behalf of the persons named. The only persons known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of March 30, 2004 are John E. Reed and Stewart B. Reed, both of whom are directors of the Company. The address of each of Messrs. J.E. Reed and S.B. Reed is 260 North Elm Street, Westfield, Massachusetts 01085. The amount and nature of their beneficial ownership is included in the table below.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The directors of the Company and the executive officers and directors as a group beneficially owned shares of the Company’s outstanding Common Stock as follows on March 30, 2004 (including the rights to acquire beneficial ownership of shares upon the exercise of stock options exercisable within 60 days):

Name and beneficial owner	Amount and nature of beneficial ownership	Percent of Class

Directors:
William J. Coad	3,200	*
Winston R. Hindle, Jr	9,000	*
David W. Hunter	13,330	*
David M. Kelly	5,000	*
George F. King	3,000	*
John E. Reed	3,297,893	37.81
Stewart B. Reed	2,195,387	25.17
Edward J. Trainor	500	*
Executive Officers:
R. Bruce Dewey	60,307	*
William S. Rafferty	51,000	*
Stephen M. Shea	43,000	*
J. Nicholas Filler	200	*
All executive officers and
directors as a group
(12 persons)	5,681,817	65.15
* less than 1%

(1)	Excludes 9,500 shares of common stock held by his spouse to which he disclaims ownership.

(2)

Excludes 13,307 shares of common stock held by his wife and 13,307 shares of common stock held by a family trust for which he is not trustee, to which he disclaims ownership. Excludes 1,712,691 shares of common stock held by John E. Reed as trustee for various family trusts, but for which he disclaims beneficial ownership. 1,325,833 of such shares of common stock are, however, included in the shares listed as beneficially owned by Stewart B. Reed per note (3) below. Includes 524,994 shares of common stock owned by Sterling Realty Trust, a Massachusetts trust of which John E. Reed is the trustee and of which he and a family trust are the beneficiaries.

(3)	Includes 1,325,833 shares of common stock owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the trustee.

(4)	Includes 60,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan, which options are exercisable within 60 days of March 30, 2004.

(5)	Includes 50,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan which options are exercisable within 60 days of March 30, 2004.

(6)	Includes 40,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan, which options are exercisable within 60 days of March 30, 2004.

There has been no change of control of the Company since the beginning of the last fiscal year.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

General Information

        The Mestek Board of Directors consists of eight Directors, six of whom have been determined by the Board to be independent directors under the requirements set forth in the Corporate Governance Guidelines of the Board, and the New York Stock Exchange Listing Standards. Directors John E. Reed, Chairman and CEO of the Company, and Stewart B. Reed, a consultant to the Company, have been determined not to be independent directors. The Company’s Board’s Governance Guidelines are enclosed with this Proxy Statement in Appendix A and can be found at the Company’s website at The Company will provide any person, without charge, upon filing a written request to the Secretary of the Company at its general offices, with a copy of the Company’s Corporate Governance Guidelines.

        During the calendar year of 2003 the Board of Directors held four (4) meetings. All Directors were present at all of the meetings. At each meeting non-management, independent directors met in executive session. All Directors attended the Annual Meeting of Shareholders held last year.

        Our presiding independent director is the Vice Chairman of the Board of Directors, currently Mr. Winston R. Hindle, Jr.

        The Board of Directors has adopted a Code of Business Ethics, applicable to all employees of the Company, including its principal executive officer, its principal financial officer, its principal accounting officer or controller and persons performing similar functions. This Code of Business Ethics is enclosed with this Proxy Statement in Appendix B and can be found at the Company’s website at The Company will provide any person, without charge, upon filing a written request to the Secretary of the Company at its general offices, with a copy of the Company’s Code of Business Ethics. Amendments to and waivers from the Code of Business Ethics will be disclosed on the Company’s website within five (5) business days following the date of amendment or waiver.

        The Company is not aware of any material proceeding in which any Director or Executive Officer, or any associate of any Director or Executive Officer, is a party adverse to the Company or has any material interest adverse to the Company except as may be disclosed below under the heading “Certain Relationships and Related Transactions”. The Company is not aware of having made any charitable contribution to an entity of which any Director is a director, trustee or executive, in excess of the reporting thresholds of $1,000,000 or 2% of such entity’s gross revenues.

Communication with the Board

        Shareholders who wish to communicate with the Company’s Board of Directors may do so in writing, addressed to the Chairman of the Board of Directors, or to any individual director, at the Company’s corporate headquarters at Mestek, Inc., 260 North Elm Street, Westfield, Massachusetts, 01085. Shareholders wishing to communicate with the director presiding over the executive session of the Company’s non-management directors may direct such communications to the Vice Chairman of the Board, at the address set forth above. All such correspondence will be forwarded to Investor Relations, which will review the correspondence. The Board has delegated to the Investor Relations personnel discretion to review such correspondence, and forward any matters dealing with current, specific business or customer matters to the appropriate senior management in the Company. All other correspondence will be forwarded to the appropriate director designated by the shareholders.

Current Directors And Nominees For Election
Background Information

        The following persons constitute the Company’s Board of Directors. Each of them is standing for re-election for one-year terms or until their respective successors have been elected and qualified. No other candidates for election to the Board of Directors have been proposed or nominated.

William J. Coad	Age 72	Director of Mestek since 1986

    Mr.        Coad is President of Coad Engineering Consulting Enterprises, Inc., St. Louis, Missouri, and was President and Chairman of the Board of The McClure Corporation, St. Louis, Missouri, mechanical and electrical engineering consultants, until 2002, and from 1968 until 1984 he served as its Vice President and Director. He was an affiliate Professor of Mechanical Engineering at Washington University in St. Louis, Missouri until his retirement from that position in January 1989. Mr. Coad is also a director of Mechanical Engineering Data Service, Inc., St. Louis, Missouri, and Exergen Corporation, Natick, Massachusetts. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp. (“Reed”), Mr. Coad had been a Director of Reed since 1985.

Winston R. Hindle, Jr.	Age 73	Director of Mestek since 1994

    Mr.        Hindle was Senior Vice President of Digital Equipment Corporation, Maynard, Massachusetts, prior to his retirement in July, 1994. In his 32 years with Digital, he managed both corporate functions and business units and was a member of the Company’s Executive Committee. Mr. Hindle graduated from Amherst College and received a Masters in Industrial Management from the Massachusetts Institute of Technology. Mr. Hindle serves on the board of CareCentric, Inc., an investment of the Company. Mr. Hindle is also a director of Keane, Inc. of Boston, Massachusetts.

David W. Hunter	Age 75	Director of Mestek since 1985

    Mr.        Hunter has been Chairman of Hunter Associates, Inc., an investment banking firm in Pittsburgh, Pennsylvania since 1992. From 1990 to 1992 he was Chairman Emeritus of Parker/Hunter, Inc., an investment banking firm in Pittsburgh, Pennsylvania, where he was Chairman from 1978 until 1990. Mr. Hunter is also a Director of Lockhart Companies, Kiene Diesel Accessories, Inc., Justifacts, and Quanterra, Inc. He served as Chairman of the Board of Governors of the National Association of Securities Dealers, Inc. from 1986 to 1987.

David M. Kelly	Age 62	Director of Mestek since 1996

    Mr.        Kelly is currently the Chairman of the Board and Chief Executive Officer of Matthews International Corporation (NASDAQ:MATW), located in Pittsburgh, Pennsylvania, and also served as President and Chief Operating Officer of Matthews International since 1995. Prior to his employment with Matthews International, Mr. Kelly was employed by Carrier Corporation for 22 years where he held a variety of executive positions, in the United States and in Asia, in marketing, finance, manufacturing and operations. Mr. Kelly received a Bachelor of Science in Physics from Boston College in 1964, a Master of Science degree in Molecular Biophysics from Yale University in 1966, and a Master of Business Administration from Harvard Business School in 1968. Mr. Kelly also serves as a Director of various subsidiaries of Matthews International, Elliott Corporation and the United Way of Allegheny County.

George F. King	Age 65	Director of Mestek since 2002

    Mr.        King was most recently President and Chief Executive Officer of Jannock Metal Building Materials Group of Jannock, Ltd., a manufacturer of building products, from 1997 to 2001, and was formerly President and Chief Executive Officer of Associated Building Systems, Inc. from 1995 to 1997, and Chairman, President and Chief Executive Officer of Kirby Building Systems, Inc. from 1983 to 1995. Prior to holding these positions, Mr. King held a variety of high managerial positions with several companies in the construction products industry. He was Chairman of the Metal Building Manufacturers Association in 1990 and 1997, and a member of its Executive Committee for a number of years. Mr. King is currently a consultant to the metal building systems fabricating industry and serves on the Board of one of the Company’s subsidiaries. He attended the University of Kentucky and has an MBA.

John E. Reed	Age 88	Director of Mestek since 1986

    Mr.        J.E. Reed is currently Chairman of the Board and Chief Executive Officer of the Company and had been Chairman, President and Chief Executive Officer since 1989, is a member of the Executive Committee and serves on the Boards of the Company’s subsidiaries. From 1986 until 1989 he was President and Chief Executive Officer, and prior to the 1986 merger of Mestek, Inc. and Reed National Corp., had been President and Chief Executive Officer of Reed since he founded it in 1946. Mr. Reed is also a director of Wainwright Bank & Trust Co., Boston, Massachusetts, and CareCentric, Inc., Atlanta, Georgia. Mr. Reed is the father of Stewart B. Reed, a director of the Company.

Stewart B. Reed	Age 56	Director of Mestek since 1986

        Through April 1996, Mr. S.B. Reed was employed as the Executive Vice President of the Company and now serves as a consultant to the Company on acquisitions, labor and employment matters. He is a member of the Executive Committee. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Reed had been Executive Vice President of Reed in charge of corporate development. Mr. Reed had been employed by Reed since 1970. Mr. Reed is a director of CareCentric, Inc., Atlanta, Georgia. Mr. Reed is the son of John E. Reed, Chairman of the Board and Chief Executive Officer of the Company.

Edward J. Trainor	Age 63	Director of Mestek since 2002

    Mr.        Trainor is currently Chairman of the Board of Standex International Corporation (NYSE: SXI) and was formerly Chairman and Chief Executive Officer of Standex from 2001 to 2002, was President and Chief Executive Officer of Standex from 1995 to 2001, and was President of Standex from 1994 to 1995. Prior to joining Standex, Mr. Trainor held a variety of executive positions with Kodak Corporation in engineering and manufacturing. Mr. Trainor currently serves on the Board of one of the Company’s subsidiaries.

Executive Officers

        The executive officers of the Company in addition to Mr. J.E. Reed, whose biography appears in the section entitled “Current Directors and Nominees for Election — Background Information” above, are the following:

R. Bruce Dewey	Age 52	President and Chief Operating Officer since 2001

    Mr.        Dewey was named President and Chief Operating Officer in September 2001 and was Senior Vice President from 1994 to 2001 and Secretary from 1992 to 2001. Mr. Dewey was General Counsel prior to 1999 and Vice President-Administration prior to 1994. Prior to joining Mestek in 1990, Mr. Dewey was an attorney in private practice in Seattle, Washington most recently with Cairncross, Ragen & Hempelmann from 1987 to 1990. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Dewey had been Assistant to the President of Reed from 1979 to 1983 and had been affiliated with the Cooper-Weymouth, Peterson division of Reed from 1975 to 1979.

William S. Rafferty	Age 52	Executive Vice President since 2001

    Mr.        Rafferty was Senior Vice President-HVAC Products from 1999 to September 2001, Senior Vice President of Sales and Marketing from 1991 to 1999, and Vice President of Marketing prior to 1991. Prior to joining Mestek in 1990, Mr. Rafferty was Senior Vice President of Sales and Marketing of Taco, Inc., from 1984 to 1990, and held a number of sales and marketing management positions with The Trane Company from 1974 to 1984.

Stephen M. Shea	Age 47	Senior Vice President-Finance since 1994 and Chief Financial Officer since 1990

    Mr.        Shea was Vice President-Finance prior to 1994. Mr. Shea was Controller of the Company from 1987 to 1990 and was Manager of Corporate Planning from 1986 to 1987, holding the same position at Reed National Corp. from 1985 to 1986. Prior to joining Reed in 1985, Mr. Shea was a Certified Public Accountant with the Hartford, Connecticut accounting firm of Spitz, Sullivan, Wachtel & Falcetta from 1979 to 1985.

J.Nicholas Filler	Age 52	Senior Vice President-Corporate and Legal Affairs since2002

    Mr.        Filler was named Vice President-Corporate and Legal Affairs in 2002. Prior to joining the Company Mr. Filler held various positions including General Counsel, Vice President, Divisional President and Chief Financial Officer of Channing Bete Company, Inc., South Deerfield, Massachusetts from 1999-2002. Prior to that Mr. Filler was General Counsel to Pinsly Railroad Company in 1998-1999. Mr. Filler practiced law from 1975 to 1998, most recently as a partner at Bulkley, Richardson & Gelinas from 1985 to 1998.

COMPLIANCE WITH SECTION 16(a)
OF THE SECURITIES EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company, as well as persons who own more than ten percent (10%) of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2003, all applicable Section 16(a) filing requirements were satisfied.

CHANGE IN CONTROL AGREEMENTS

        In December, 2003 the Board of Directors authorized the Company to enter into severance arrangements with certain senior executives, effective upon the occurrence of various events principally related to a change of control of the Company. Effective as of January 1, 2004, the Company entered into Change of Control Agreements (the “Agreements”) with Mr. Dewey, Mr. Rafferty and Mr. Shea which provide that in the event of the senior executive’s termination from the Company (other than by reason of death, disability or retirement, or for cause) or if the executive leaves the Company for “good reason” as defined in the Agreements, within three years after any change of control of the Company, (defined as when neither J.E. Reed nor trustees of certain business and family trusts relating to the J.E. Reed family control in the aggregate more than 40% of the voting stock of the Company, as well as when certain changes to the make-up of the Board of Directors or organization of the Company, such as a merger or sale of all or substantially all assets of the Company, occur), the senior executive will receive: (i) a cash payment equal to three times the senior executive’s most recent annual compensation (including bonus and other incentive compensation); (ii) accelerated vesting of any outstanding stock options awarded; (iii) supplemental retirement benefits and (iv) continuation of certain fringe benefits for a period of twelve months. These “change of control” benefits are applicable if a change of control occurs while the Agreements are in effect as well as for any change of control event which occurs within 12 months before or 24 months after any notice of termination of the respective Agreements is given by the Company or the senior executive. The Agreements also provide for a severance benefit equal to 18 months of base compensation should the senior executive be terminated without cause prior to a change of control of the Company or within 12 months following the termination of the Agreements prior to a change of control. The Agreements do not constitute employment agreements and the senior executives remain employees-at-will with respect to the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        WESTFIELD, MASSACHUSETTS. Mestek leases several parcels of property and office space in Westfield, Massachusetts from Sterling Realty Trust, as described below. Mestek’s corporate headquarters and commercial products manufacturing facilities are leased under two leases corresponding to the two major buildings on the north side of Notre Dame Street, one at a net annual rental of $282,000, which expires on December 31, 2005, and the other at a net annual rental of $82,500, which expires on June 30, 2008. Both leases are payable monthly. Mestek leases its South Complex, including its advertising facility, the Reed Institute training facility and the baseboard manufacturing facility pursuant to a lease which expires December 31, 2008, at a net annual rental of $256,800, payable monthly. Mestek also leases office space for its gas products group and for its controls and software group under three leases in an office building on North Elm Street; one lease which expires on June 30, 2004, at an annual rental of $75,504 and an annual buildout amortization of $51,564 for five years payable monthly, and one lease which expires on September 30, 2005, at an annual rental of $24,640, and an annual buildout amortization of $18,884 for five years, payable monthly. The third lease is on a month-to-month term at an annual rental rate of $21,024. Sterling Realty Trust is a Massachusetts business trust of which John E. Reed, a director of the Company, is the sole trustee and of which Mr. Reed and a Reed family trust are the sole beneficiaries.

        FARMVILLE, NORTH CAROLINA. Mestek leases its Farmville, North Carolina production facility from Rudbeek Realty Corp. (“Rudbeek”) pursuant to an amended lease which expires on December 31, 2010, for an annual minimum net base rental of $435,600, payable monthly. Rudbeek is owned by James A. Burk (Vice President of the Company) and certain other members of the Burk family, and a family trust for which John E. Reed, a director of the Company, serves as trustee and of which Stewart B. Reed (Mr. Reed’s son and a director of the Company) is a beneficiary.

        SOUTH WINDSOR, CONNECTICUT. Mestek leases its South Windsor, Connecticut facility from MacKeeber Associates Limited Partnership (“MacKeeber”), a Connecticut limited partnership, pursuant to an amended lease for a net annual base rental of $324,600, payable monthly. Such lease expires on December 31, 2004. MacKeeber is owned by John E. Reed and Stewart B. Reed, directors of the Company, and by E.H. Burk and David R. Macdonald, former directors of the Company, as limited partners and John E. Reed as the sole general partner. In 1984, the Connecticut Development Authority issued an Industrial Development Bond in the principal amount of $3,500,000, bearing interest at 72% of the prime rate, with final maturity in 2004. The balance outstanding under the Bond at December 31, 2003 was approximately $85,000. Of the proceeds of issuance of such Bond, $2,650,000 were lent by the Authority to MacKeeber (the proceeds of which loan were used to acquire the South Windsor facility) and $850,000 were lent by the Authority to a former subsidiary of the Company (the proceeds of which loan were used to acquire certain machinery and equipment for use at the South Windsor facility). The Company and MacKeeber have agreed to an unconditional guaranty of the payment of each other’s note under the loan agreement. The obligations of the Company under its note have been paid in full.

        CARECENTRIC, INC. As of December 31, 2003, the Company has certain investments in CareCentric, Inc., a Delaware corporation (“CareCentric”). These investments consist of, inter alia, (a) 5,600,000 shares of CareCentric Series B Preferred Stock (the voting rights to which were transferred to John E. Reed, a director of the Company), which are convertible to 6,000,000 shares of CareCentric common stock issuable to the Company, (b) Warrants to purchase 890,396 shares of CareCentric common stock at a price of $1.00 per share that expire on June 15, 2004, and (c) a five year secured convertible credit facility in the amount of $4,000,000, convertible to shares of common stock of CareCentric at $1.00 per share, and maturing on June 30, 2007, subordinated to credit facilities provided to CareCentric by John E. Reed and another CareCentric director. The balance outstanding under the Mestek credit facility was $4,000,000 as of December 31, 2003. In addition, the payment of a $6.0 million credit facility of CareCentric with Wainwright Bank & Trust Company is guaranteed by the Company. The balance outstanding under the Wainwright credit facility was approximately $2,125,000 at December 31, 2003 and $1,825,000 as of March 31, 2004. John E. Reed, a director of the Company, is a director of Wainwright Bank & Trust Company. Mr. Reed through his direct ownership of Mestek common stock, and as trustee under various family trusts, has the potential to control a majority of the vote on matters to be voted on by the Mestek shareholders. As a consequence of John E. Reed’s direct and indirect ownership of the CareCentric common stock, the voting power he holds with respect to the CareCentric Series B Preferred Stock, and his ownership of the CareCentric Series D Preferred Stock, Mr. Reed has significant control over the total voting power on matters to be voted upon by stockholders of CareCentric. Mr. Reed is also Chairman of the Board of Directors of CareCentric, and Messrs. Hindle and S.B. Reed, directors of the Company, are members of the CareCentric Board of Directors. Until October 31, 2001, Mr. Dewey was President and Chief Executive Officer of CareCentric. CareCentric, which was formerly a publicly-traded company, listed on NASDAQ, was taken private in September, 2003 by means of a cash-out merger, resulting in there being fewer than 300 remaining shareholders, enabling CareCentric to discontinue its public reporting status under the Securities Exchange Act of 1934.

        OTHER CONSIDERATIONS AND RELATIONSHIPS. Mestek, Inc. retained Hunter Associates, Inc. in the past to provide brokerage services to the Company in acquiring shares of the common stock of the Company for the Treasury (though none were acquired in 2003), and proposes to retain that firm during 2004 should the need arise. David W. Hunter, a director of the Company, is Chairman of Hunter Associates, Inc. Compensation paid to Hunter Associates did not exceed $60,000.

BOARD COMMITTEES

        The Board of Directors has four (4) standing committees: Nominating/Governance, Audit, Executive and Compensation.

Nominating/Governance Committee

        The Board of Directors has established the Nominating/Governance Committee pursuant to the Company’s By-Laws and the Listing Standards of the New York Stock Exchange. The Nominating/Governance Committee’s responsibilities are as set forth in its Charter, attached to this Proxy Statement as Appendix C and include (a) evaluating and recommending nominees for election as directors to the Board of Directors, (b) recommending to the Board of Directors criteria for membership on the Board, (c) proposing nominees to fill vacancies on the Board of Directors as they occur, and (d) recommending principles of corporate governance pursuant to which the Board and its committees perform their respective duties. The Committee consulted with each other and management as necessary to discharge its duties during the last twelve months. The current members of the Committee are Messrs. Coad (Chairman), King and Hunter, each of whom have been determined to be independent Directors in accordance with the Company’s Corporate Governance Guidelines and the requirements of the New York Stock Exchange Listing Standards. In selecting candidates for election to the Board of Directors at future annual meetings of shareholders, the Committee will consider prospective candidates whose names have been submitted by shareholders. Such submissions should be in writing and directed to the Secretary of the Company at 260 North Elm Street, Westfield, Massachusetts 01085.

Audit Committee

        The Board of Directors has established and maintains an Audit Committee comprised of three of the Company’s outside directors. No member of the Audit Committee serves on the Audit Committee of more than three public companies.

        The Audit Committee’s responsibilities are as set forth in its Charter, attached to this Proxy Statement as Appendix D, including, primarily, assisting the Board of Directors in its oversight of the accounting and financial controls of the Company, and the Company’s compliance with legal and regulatory requirements. The Audit Committee selects the independent auditors, reviews the scope of the audit and the results of the audit, approves permitted non-audit services (such as tax services), reviews the organization and scope of the Company’s Internal Audit Staff and its Financial and Disclosure Controls Procedures. The Audit Committee also oversees management’s efforts to establish and maintain a process for handling complaints or concerns relating to accounting or financial matters, as well as compliance issues generally.

        The Audit Committee acts pursuant to the Company’s By-Laws and the Audit Committee Charter. The Audit Committee Charter is reviewed annually by the Audit Committee to determine the charter’s adequacy to respond to the issues raised in the course of the Audit Committee’s activities. The Audit Committee has acted under its charter. The Committee held five meetings, at which all members attended in person or by telephone, and consulted with each other and management as necessary to discharge its duties throughout 2003. Please see the report of the Audit Committee set forth in this Proxy Statement. The current members of the Audit Committee are Messrs. Kelly (Chairman), Hindle and King. The Board of Directors has determined that Mr. Kelly is an “Audit Committee Financial Expert” and that all three members of the Audit Committee are independent Directors in accordance with the Company’s Corporate Governance Guidelines and the requirements of the New York Stock Exchange Listing Standards. The Board of Directors has also determined that each of the Audit Committee members are “financially literate” as required by the Listing Standards of the New York Stock Exchange.

Executive Committee

        To the extent permitted by the laws of the Commonwealth of Pennsylvania, the Executive Committee has and may exercise all the powers and authorities of the Board of Directors as follows: (a) to take action on behalf of the Board of Directors during intervals between regularly scheduled meetings of the Board of Directors if it is impracticable to delay action on a matter until the next regularly scheduled meeting of the Board of Directors, and (b) to take action on all matters of the Company that have been delegated for action by the Board of Directors. The Executive Committee meets from time to time, irregularly, and consults with each other and management as necessary to discharge its duties. The current members of the Committee are Messrs. J.E. Reed (Chairman), Hindle and S.B. Reed.

Compensation Committee

        The Compensation Committee’s responsibilities are as set forth in its Charter, attached to this Proxy Statement as Appendix E, and include reviewing the salary of the Chief Executive Officer and the executive officers of the Company and recommending to the Board of Directors the amount of salary to be paid, the bonus formulae and other compensation for the Chief Executive Officer and the executive officers of the Company. Please see the report of the Compensation Committee set forth in this Proxy Statement. The Committee met in December 2002, all members in attendance, to consider and recommend compensation matters to the Board of Directors with respect to the fiscal year ending December 31, 2003 and in December 2003, all members attending, to consider and recommend compensation matters to the Board with respect to the fiscal year ending December 31, 2004. The current members of the Committee are Messrs. Hunter (Chairman), Coad and Trainor, each of whom have been determined to be independent Directors in accordance with the Company’s Corporate Governance Guidelines and the requirements of the New York Stock Exchange Listing Standards.

NOMINATING/GOVERNANCE COMMITTEE REPORT
AND DIRECTOR NOMINATION PROCESS

        The attached charter of the Nominating/Governance Committee shall not be deemed to be “soliciting material” or subject to Regulations 14A or 14C of the Securities and Exchange Commission, or to the Liabilities of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1993 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts. A copy of the Nominating/Governance Committee Charter is attached to this Proxy Statement as Appendix C and may also be found at the Company’s website at . The Company will provide any person, without charge, upon filing a written request to the Secretary of the Company at its general offices, with a copy of the Company’s Nominating/Governance Committee’s Charter.

REPORT

        The Nominating/Governance Committee met once during 2003 to discuss and recommend the adoption of the Company’s Corporate Governance Guidelines by the full Board and to nominate candidates for Directors of the Company at its Annual Meeting of Shareholders.

        The Company has a long-standing policy, as set forth in its By-Laws, of considering candidates for election to the Board of Directors who may be nominated by the shareholders. The Board of Directors recognize and fully appreciate their positions of stewardship of the Company for the benefit of the shareholders, and the Board firmly ascribes to the proposition that the shareholders should be free to exercise their franchise to select and elect the persons who direct the Company in which the shareholders have invested. To that end, the Bylaws of the Company provide for a process by which shareholders may nominate individuals for election to the Board of Directors. This process requires that such shareholder nomination be made in writing by a shareholder holding, or by a group of shareholders who in the aggregate hold, five percent (5%) or more of the Company’s common stock continuously for at least one year prior to the date of the submittal of such candidate, and delivered to the Chairman of the Board of Directors not later than 120 days prior to the anniversary date of the immediately preceding annual meeting. Such nomination must also include (a) the name and residence of each proposed nominee and of the nominating shareholder, (b) the principal occupation of each proposed nominee, (c) the written consent of each nominee to serve as a director of the Company, if elected, and (d) any information regarding each nominee proposed by a shareholder that would be required to be included in a proxy statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, the Securities and Exchange Act of 1934, and the rules and regulations promulgated thereunder.

        Any candidate for election to the Board of Directors nominated by a shareholder shall possess the minimum qualifications required of any of the directors, as required by the Bylaws and by the Corporate Governance Guidelines, to wit: (a) be a natural person, (b) be not less than 21 years of age, and (c) not be a director, officer or employee of a competitor of the Company. The specific skills or expertise of a shareholder nominee should complement the needs of the Board at the time of the election. These needs will vary from time to time based on the composition of the Board. In reviewing and identifying candidates for the Board of Directors, the Nominating/Governance Committee is charged with a mandate under the Company’s Corporate Governance Guidelines to identify and consider candidates having significant skills or experience in any one or more of the following areas: understanding of the application and use of some or all of the Company’s products, understanding of various manufacturing technologies, an understanding of general accounting principles as applied in the preparation and reporting of financial statements of a public company, and expertise and knowledge of management of a large multi-facility organization, international experience, and other pertinent characteristics – all in the context of an assessment of the then current perceived needs of the Company.

        Identification of persons to become nominees for the Board of Directors are obtained through a variety of sources, including the Directors, the Chairman of the Board, the Executive Officers of the Company, and trade or industry groups in which the Company participates. Once a candidate has been identified, the Nominating/Governance Committee evaluates such candidate based upon his or her length and breadth of business experience, specific skills or knowledge, values, and other qualities which the Company may deem pertinent. The Committee’s review may include personal interviews and/or reference checks. This process is applied regardless of whether the potential nominee has been identified and proposed by a shareholder or by any other person.

        As of the date which is 120 days prior to the date of the release of the Company’s proxy statement to its shareholders in connection with last years’ annual meeting, neither the Chairman of the Board nor the Nominating/Governance Committee has received from shareholders owning more than 5% of the Company’s common stock, a nomination of any individual to the Board of Directors. There are no nominees included on the Company’s proxy card who are not either executive officers of the Company or standing for re-election.

AUDIT COMMITTEE AND REPORT

        This report of the Audit Committee of the Board of Directors of the Company and the attached Charter of the Audit Committee shall not be deemed to be “soliciting material” or subject to Regulations 14A or 14C of the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts. No members of the Audit Committee are officers or employees of the Company or any of its subsidiaries. The Audit Committee furnished the following report as required under the revised proxy rules adopted by the Securities and Exchange Commission. A copy of the Audit Committee’s Charter is attached to this Proxy Statement as Appendix D and may also be found at the Company’s website at .. The Company will provide any person, without charge, upon filing a written request to the Secretary of the Company at its general offices, with a copy of the Company’s Audit Committee’s Charter.

REPORT

        The Audit Committee met five times during the 2003 fiscal year and discussed with the Company’s management the interim financial statements of the Company for each applicable reporting period prior to the filing or distribution of such financial statements. The Audit Committee met in March 2004 to review and discuss with the Company’s management and the independent auditors, together and separately, the audited financial statements of the Company for the fiscal year ended December 31, 2003. Management has the responsibility for preparation of the Company’s financial statements, and the independent auditors have the responsibility for examining those statements and expressing an opinion thereon. The Audit Committee’s primary responsibility with respect to the Company’s financial statements is one of review.

        The Committee has acted, pursuant to its Charter, and has during the year, (a) reviewed with the independent auditors their internal quality control procedures and independence from management, (b) reviewed with management and the independent auditors recent accounting pronouncements and their effect on the financial statements of the Company, (c) reviewed the Company’s financial and disclosure control procedures instituted by management, and (d) reviewed with the Senior Vice President-Finance and the Internal Audit Manager the Company’s internal system of financial and accounting controls and the results of internal audits.

        The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement and Auditing Standards No. 61, titled “Communication with Audit Committees,” and received from the independent auditors written disclosures regarding the independence of the independent auditors from the Company as required by Independence Standards Board Standard No. 1, titled “Independence Discussions with Audit Committees.” The Audit Committee considered the compatibility of the non-audit services the Company received from its independent auditor and the effect of such engagements on the independence of the independent auditors.

        Based on all of the above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

DAVID M. KELLY, Chairman, WINSTON R. HINDLE, JR., GEORGE F. KING, Members.

NOTE: If any person wishes to communicate with the Company’s Audit Committee regarding any question or concern arising out of the Company’s accounting, internal financial controls, or auditing matters, such questions or concerns should be forwarded to the Company under its Compliance Reporting Policy, a copy of which is available for viewing at www.mestek.com/compliance.asp.

COMPENSATION COMMITTEE AND REPORT ON EXECUTIVE COMPENSATION

        This report of the Compensation Committee of the Board of Directors of the Company, and the attached Charter of the Compensation Committee, shall not be deemed to be “soliciting material” or subject to Regulations 14A or 14C of the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts. No members of the Compensation Committee are officers or employees of the Company or any of its subsidiaries. The Compensation Committee furnished the following report on Executive Compensation as required under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission. A copy of the Compensation Committee’s Charter is attached to this Proxy Statement as Appendix E and may also be found at the Company’s website at . The Company will provide any person, without charge, upon filing a written request to the Secretary of the Company at its general offices, with a copy of the Company’s Compensation Committee’s Charter.

Members of the Compensation Committee are: David W. Hunter, Chairman, Edward J. Trainor and William J. Coad.

REPORT

        The Compensation Committee of the Board of Directors (the “Committee”), which consists entirely of independent, non-employee Directors, has the responsibility for fixing the elements of a comprehensive compensation program for the Chief Executive Officer and the executive officers of the Company to provide rewards and create incentives for their performance in maintaining and improving the profitability of the Company and enhancing long-term shareholder value; for reviewing the levels of compensation to be paid or granted to the Chief Executive Officer and the executive officers of the Company; and for recommending to the full Board of Directors the levels of such compensation to be paid or awarded.

        The Compensation Committee is fully committed to the proposition that the compensation to be paid to the Chief Executive Officer and the executive officers of the Company should be fashioned in a manner so as to encourage initiatives by such officers which will promote the long-term growth and enhancement of the intrinsic value of the Company, with a view that the growth of the Company’s intrinsic value will ultimately translate into the growth and enhancement of the interests of the shareholders in the Company. This compensation program is further intended to provide incentives to the executive officers based on compensation which is linked in part to the financial results of the Company. The Compensation Committee is also mindful of the need to attract and retain individuals possessing the vision and leadership skills necessary to continue the Company’s growth into the future. With these propositions in mind, the Compensation Committee has based the compensation of the Company’s executive officers upon three pillars: base salary, performance-related bonuses based on the actual financial results of the Company measured against its pre-established business plans, and long-term incentives, including stock options, a supplemental retirement program and contractual change-in-control arrangements.

        Base salary. The Compensation Committee annually reviews the annual base salary of the Chief Executive Officer and the recommendations of the Chief Executive Officer of the annual base salary of the Company’s other executive officers. The factors upon which the Compensation Committee determines the base salary of the Chief Executive Officer and the Company’s other executive officers include the performance in the preceding year in meeting pre-established business plan goals, the extent to which each of the executive officers addressed changing circumstances affecting business plan goals as they arose during the year, and the results of actions taken in response to such circumstances, the level of responsibility within the Company, comparison of such compensation to that paid to executive officers in other companies of similar size and organization, and the contributions of the Chief Executive Officer and each of the Company’s executive officers which will enhance the long range prospects of the Company, but the effects of which may not be immediately apparent. In 2003, the annual base salary of the Chief Executive Officer was increased from $262,000 to $297,577.

        Annual Bonus Plan. The bonus policies under which the Compensation Committee makes its recommendations to the full Board of Directors regarding performance-based cash bonuses are the Executive Officer Bonus Policy and the Key Employee Bonus Policy. An executive officer participates in only one bonus program.

        The Compensation Committee annually determines the eligible executive officers of the Company for participation in the Executive Officer Bonus Policy. The Compensation Committee also establishes the targets by which the Company’s financial performance will be measured for purposes of the Executive Officer Bonus Policy, utilizing a specified rate of return on the Company’s net investment in its businesses, and adopts any special bonuses or bonus programs for the executive officers. There are two separate tiers in the Executive Officer Bonus Policy for each executive officer participating therein, based on the operating profits of the Company. The first $5,000,000 of operating profits constitute the first tier, and amounts in excess of $5,000,000 of operating profits constitute the second tier. Each participating executive officer is assigned a percentage by the Compensation Committee in both the first and second tier based on their respective levels of performance and responsibility. The percentage of each participating executive officer is applied to the amounts by which the Company’s operating profits exceed the specified targets of return on tangible net worth plus borrowed capital as of January 1st of the then current fiscal year, after deduction for all other bonuses and goodwill which are eliminated from net worth for this purpose. The percentages assigned to the Chief Executive Officer are determined by an employment contract with the Company that is reviewed annually by the Committee for amendment and renewal. In 2003, the Chief Executive Officer would have been entitled to receive ten percent (10%) under the first tier bonus, and five percent (5%) under the second tier bonus, however, the financial targets were not achieved due in large part to costs incurred with respect to environmental and bankruptcy matters relating to the Company’s Met-Coil Systems Corporation subsidiary. The Compensation Committee chose to recommend to the Board of Directors and to the Chief Executive Officer the award of discretionary bonuses for 2003 for Mr. J.E. Reed, Mr. R.B. Dewey and Mr. S.M. Shea.

        The Compensation Committee, based on the recommendations of the Chief Executive Officer, also selects executive officers eligible to participate in the Key Employee Bonus Policy, and establishes their respective participation percentage, as well as the targets for the specified return on tangible net assets employed. The percentage assigned by the Compensation Committee to each of the participating executive officers is made by reference to his or her level of performance, responsibility and contribution to the profitability of the various business units in which the executive officer is involved. The performance-based bonus earned by the executive officers in the Key Employee Bonus Policy is based on their respective participation percentage in the operating profits of the Company’s individual business units in excess of a specified return on tangible net assets employed in such business unit. The specified return targets for the Key Employee Bonus Policy for 2003 vary by business unit, but were generally a twenty percent (20%) return. In 2003, William S. Rafferty was the only executive officer participating in the Key Employee Bonus Policy.

        As demonstrated in the Summary Compensation Table, the performance-based cash bonuses paid to the Company’s executive officers in 2003 are a significant portion of their respective total compensation and thus the Compensation Committee’s objective of providing incentives to the Company’s executive officers, based in part on the financial results of the Company, has been achieved.

        Other Compensation. The Compensation Committee also relies on several other compensation methods to attract and retain executive talent critical to the Company’s operations by granting the opportunity to acquire a proprietary interest in the Company to selected senior executives under the Mestek 1996 Stock Option Plan; by providing a supplemental retirement plan which provides a fixed retirement benefit payable for the life of the participant after he or she reaches age 65, with payments to any surviving spouse or dependent at 50% of the amounts payable during the life of the participant and through a long-term disability benefit; and by providing individual policies for long-term disability insurance under which each of the executive officers may receive a benefit of $3,000 or $2,500 per month (depending upon eligibility) until age 65 in the event of a disability, subject to certain conditions including continued employment with the Company; and contractual arrangements between the Company and certain executive officers which provide for compensation payable to such executive officers in the event of a change in control of the Company. The Board has authorized such change-in- control agreements, but as of the date of this Proxy Statement, such agreements are not yet in effect.

        Stock Options granted under the Mestek Inc. 1996 Stock Option Plan, (which has previously been approved by the shareholders) provide incentives to the senior executives receiving such options in increasing stock price appreciation of the Company’s common stock and thereby closely aligning their interests with the long-term interests of the shareholders, and also serves to retain senior executives by vesting in them a proprietary interest in the Company. Option exercise prices are set at 100% of the fair market value of the Company’s common stock on the date of the grant. The options vest in 20% increments annually after one year from the date of the grant, and expire in ten years. The number of shares in each particular stock option is at the discretion of the Compensation Committee and upon the recommendation of the Chief Executive Officer. However, the total aggregate amount of stock options granted under the Mestek, Inc. 1996 Stock Option Plan is limited to 500,000 shares. Options to acquire 90,000 shares under the Plan were granted in 1996. Options to acquire 70,000 shares under the Plan were granted to senior executives in 1999 and options to acquire an additional 15,000 shares were granted to other officers in 1999; however, 15,000 shares of such grants have been forfeited. Options to acquire 25,000 shares under the Plan were granted to a senior executive by the Company in 2001.

        After considering all of the factors and making recommendations upon the annual base compensation and bonus formulae and percentage participations for the Chief Executive Officer and each of the other executive officers of the Company, the Compensation Committee presents this report to the full membership of the Board of Directors at its December meeting each year. The recommendations of the Compensation Committee for each of 2001, 2002 and 2003 were presented, discussed and voted upon, and approved in an Executive Session of the Board of Directors of the Company, Mr. J.E. Reed abstaining.

        In addition, each year the entire Board of Directors, based upon the recommendation of the Compensation Committee, considers the percentage participation of all employees (including the Chief Executive Officer and the other executive officers of the Company) in the Company’s Profit Sharing Plan. For the fiscal year ended December 31, 2003, the Compensation Committee recommended and the Board of Directors voted a Company contribution of three percent (3%) of annual base salary for all eligible employees up to the OASDI maximum of $87,000 and a Company contribution of six percent (6%) of annual base salary for all eligible employees for amounts in excess of the OASDI maximum of $87,000 (as limited in accordance with the Employee Retirement Income Security Act).

DAVID W. HUNTER, Chairman, EDWARD J. TRAINOR, WILLIAM J. COAD, Members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The functions and members of the Compensation Committee are set forth above under the caption “Compensation Committee and Report on Executive Compensation”. None of the Committee members has served as an officer or employee of the Company or its affiliates, nor does or has any executive officer of the Company served as a member of the Compensation Committee or equivalent or executive officer or director of another entity of which one of whose executive officers serves on the Company’s Compensation Committee or Board of Directors.

DIRECTOR COMPENSATION

        Directors of Mestek who are not employees or former employees of the Company were paid in 2003 an annual retainer of $8,000 (paid quarterly), Audit Committee members an additional retainer of $2,000, Committee Chariman an additional annual retainer of $2,000 and Vice Chairman an additional annual retainer of $2,000, a fee of $1,500 for each Board Meeting attended and a fee of $500 for each meeting of each Committee of the Board of Directors and each Special Assignment attended or telephonic committee meeting, or a fee of $1,500 if such Committee meeting or Special Assignment attended is not held in conjunction with a Board Meeting. Mr. S.B. Reed, a director and former officer of the Company, earned $120,000 for consulting services performed for the Company in 2003. Certain members of Mestek’s Board of Directors are also members of one or more of the subsidiary Boards and are compensated $1,500 for each such meeting held and attended.

EXECUTIVE COMPENSATION

        Consistent with the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, there is shown below information concerning the annual compensation (salary, bonus and other) for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2003, 2002 and 2001 of those persons who were at December 31, 2003 (a) the Chief Executive Officer of the Company and (b) the other four most highly compensated executive officers of the Company who were serving in such capacity at December 31, 2003, as determined by the Directors.

SUMMARY COMPENSATION TABLE

        Under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, all suggested columns and headings relating to forms of compensation not offered by the Company have been omitted for presentation in the Summary Compensation Table below.

			ANNUAL COMPENSATION ($)
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Other (2)	LONG-TERM COMPENSATION Securities Underlying Options Granted (Shares) (3)	All Other Compensation (4) ($)

John E. Reed, Chairman of the	2003	297,577	220,000	0	0	9,453
Board and Chief Executive
Officer (5)
	2002	262,000	320,000	0	0	7,788
	2001	262,000	400,000	0	0	7,914
R. Bruce Dewey, President	2003	236,150	80,000	0	0	25,520
and Chief Operating Officer (6)
	2002	224,425	80,000	0	0	24,189
	2001	199,715	100,000	0	25,000	23,895
William S. Rafferty, Executive	2003	207,700	108,315	0	0	25,925
Vice President
	2002	199,615	102,780	0	0	27,679
	2001	184,797	92,975	0	0	27,879
Stephen M. Shea, Senior Vice	2003	162,250	60,000	0	0	20,460
President-Finance
	2002	155,885	60,000	0	0	19,192
	2001	149,760	100,000	0	0	17,577
J. Nicholas Filler,	2003	179,385	35,000	0	0	22,836
Senior Vice President
	2002	134,615	35,000	0	0	11,298
	2001	0	0	0	0	0

NOTES TO SUMMARY COMPENSATION TABLE

(1)     Certain executive officers whose corporate responsibilities are applicable to all segments of the Company’s business historically have been paid, and in some cases are contractually entitled to be paid, bonuses based on the company-wide profits during each fiscal year (the “Executive Officer Bonus Policy”). Under the Executive Officer Bonus Policy, the bonus for an eligible executive officer is equal to the sum of percentages (which may be different for each participant) of the Company’s operating profits in excess of a specified return on the Company’s tangible net worth plus borrowed capital as of January 1 of the fiscal year and after deduction for all other bonuses, on the first $5,000,000 of operating profits for the first tier and in excess of $5,000,000 of operating profits for the second tier. There were no bonus awards under the Executive Officer Bonus Policy for 2003. Mr. J.E. Reed would have been contractually entitled to participate in the Executive Officer Bonus Policy had financial performance targets been met. In 2003, Mr. J.E. Reed would have been entitled to receive ten percent (10%) under the first tier bonus and five percent (5%) under the second tier bonus. While no bonus awards were made under the Executive Officer Bonus Policy, the Compensation Committee chose to recommend to the Board of Directors and to the Chief Executive Officer the award of dicretionary bonsues for 2003 for Mr. J.E. Reed, Mr. R.B. Dewey and Mr. S.M. Shea. Other officers of Mestek, other than those participating under the Executive Officer Bonus Policy in a given year, and certain other key employees involved in the Company’s operations, historically have been paid annual bonuses based on the profitability of the individual business units (termed “profit centers” by the Company) to which such persons are assigned and for which they have specific responsibility (the “Key Employee Bonus Policy”). Under the Key Employee Bonus Policy, the bonus for an eligible executive officer is equal to a percentage (which may be different for each participant) of the amount by which the operating profits of each profit center to which an officer or employee may be assigned in each fiscal year exceed a specified return on the average tangible net assets employed by such profit center. Mr. Rafferty was awarded a bonus under the Key Employee Bonus Policy for 2003.

(2)     In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation for 2001, 2002, and 2003 which would include the incremental costs to the Company of perquisites and personal benefits paid to any executive officer, are excluded because they are less than $50,000 or less than 10% of the total annual salary and bonus compensation for each of the individuals named in the Summary Compensation Table. Such perquisites may include, among others, the compensation attributable to the personal use of a Company automobile and compensation attributable to personal use of club memberships primarily used for business purposes.

(3)     In 1996, the Board of Directors recommended, and the shareholders approved, the Mestek, Inc. 1996 Stock Option Plan which provides for the award of up to 500,000 shares of the Company’s Common Stock to eligible officers and employees at the discretion of the Board of Directors. Pursuant to the Plan, several key employees of the Company were awarded stock options under the Plan. Among the executive officers of the Company, Messrs. S.M. Shea, W.S. Rafferty and R.B. Dewey received awards of stock options for 25,000 shares each in 1996. In January 1999, the Board granted stock options for 25,000 shares to each of Messrs. Rafferty and Dewey and for 15,000 shares to Mr. Shea. In December 2001, the Board granted stock options for 25,000 shares to Mr. Dewey. After the first year of the awards, the stock options vest over a five year period in equal increments of 20% of the total stock option amount and expire after ten years. All stock options are exercisable at the applicable option price which is equal to the price of the Common Stock as of the grant date, which for the awards in 1996 is $13.75 per share, for the awards in 1999 is $20.00 per share, and for the award in 2001 is $23.25 per share.

(4)     In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of All Other Compensation for 2001, 2002, and 2003 include: the cost of premiums for life insurance and AD&D having a benefit in excess of $50,000 under which the Company is not a beneficiary; the costs to the Company of the contributions by the Company to each executive officer under the Company’s 401(k) Plan (whereby the Company matches each $1.00 of employee contribution with $0.25 up to the first 6% of salary and bonus); the Company’s contributions on behalf of each executive officer to the Mestek, Inc. Profit Sharing Plan, whereby the Company contributes three percent (3%) of annual base salary up to the OASDI maximum of $87,000 (in 2003) and six percent (6%) of annual base salary for amounts of compensation in excess of the OASDI maximum of $87,000 for 2003 (as limited in accordance with the Employee Retirement Income Security Act); and the value of the benefits provided by the Supplemental Executive Retirement Plan whereby eligible participants, if they have not forfeited their rights by failing to continue employment with the Company until attaining age 65 (subject to certain change of control provisions), receive (i) a retirement benefit of $2,000 to $3,000 (depending upon eligibility) per month for life after retirement from the Company, (ii) a “monthly survivor annuity” benefit upon death equal to half the amount payable under the retirement benefit or (iii) a disability benefit equal to the retirement benefit.

(5)     Mr. J.E. Reed is employed under an agreement with the Company which is automatically extended for one-year periods unless either party gives the other sixty (60) days’ notice of termination. The contract specifies a certain base salary to be reviewed annually by the Board of Directors of the Company. The base salary under this contract for 2003 was $297,577. The contract provides for continuation of salary for six (6) months in the case of death and for twelve (12) months, with the contractual bonus, described above, in the case of incapacitation. The contract provides for Mr. J.E. Reed to be furnished with the use of a Company automobile and to be reimbursed for legitimate business expenses.

(6)     On September 9, 1999, Mr. Dewey was appointed President and Chief Executive Officer of Simione Central Holdings, Inc., now known as CareCentric, Inc., a company into which MCS, Inc., a wholly-owned subsidiary of the Company was merged on March 7, 2000. Prior to March 29, 2002, the Company held a significant amount of the voting stock of CareCentric and continues to hold an equity interest in CareCentric. From September 9, 1999 to October 31, 2001, Mr. Dewey spent approximately 75% of his time handling CareCentric matters and 25% of his time on those of the Company. CareCentric is responsible to Mestek for approximately $137,500 of salary paid for the services performed by Mr. Dewey in 2001. In addition, Mr. Dewey was granted options to purchase shares of CareCentric common stock as follows: 30,000 Incentive Stock Options in September, 1999; 25,000 Non-qualified Stock Options in November, 2000; and 175,000 Incentive Stock Options in November, 2000. Effective November 1, 2001, Mr. Dewey resigned as President and Chief Executive Officer of CareCentric and the Company has paid 100% of Mr. Dewey’s salary since that date.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

        The following table sets forth information with respect to the executive officers concerning the exercise of options during the last fiscal year and the unexercised options held as of the end of the last fiscal year. There were no options exercised during the fiscal year ended December 31, 2003.

	Number of Securities Underlying Options at Year End 2003		Value of Unexercised In-the-Money Options at Year End 2003 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

John E. Reed	0	0	$ 0	$0
R. Bruce Dewey	60,000	15,000	$137,750	$0
William S. Rafferty	50,000	0	$137,750	$0
Stephen M. Shea	40,000	0	$137,750	$0
J. Nicholas Filler	0	0	$ 0	$0

(1)     Dollar values were calculated by determining the difference between the New York Stock Exchange composite closing price of the Company’s common stock at December 31, 2003 ($19.26 per share), and the exercise price of the options. As of December 31, 2003, the exercise price of the options granted in 1999 ($20.00) and the options granted in 2001 ($23.25) exceeded the year end closing price.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The Shareholder Return Performance Presentation shall not be deemed to be “soliciting material” or subject to Regulations 14A or 14C of the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts.

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the common stock of Mestek against the cumulative total return of the S&P Composite 500 Stock Index and the Company’s “Peer Group”, the S&P Building Materials Index, for the period of five (5) fiscal years commencing December 31, 1998 and ended December 31, 2003. It assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Mestek Common Stock, S&P 500, and S&P Building Materials. Cumulative total return assumes reinvestment of dividends.

			COMPARATIVE FIVE-YEAR TOTAL RETURNS
			Mestek, Inc., S&P 500, S&P Building Materials (Performance results through 12/31/03)

Company / Index	Dec98	Dec99	Dec00	Dec01	Dec02	Dec03
MESTEK INC	100	101.25	89.76	127.21	96.44	103.59
S&P 500 INDEX	100	121.04	110.02	96.95	75.52	97.18
S&P 500 BUILDING PRODUCTS	100	78.48	72.97	70.69	64.99	88.71

PRINCIPAL ACCOUNTING FIRM AND FEES

        The Audit Committee approved the retention of Grant Thornton, LLP to audit the Company's consolidated financial statements in 2003. Representatives of the auditors are expected to be present at the Annual Meeting and will be available to respond to appropriate questions, though they do not expect to make any presentation. The Audit Committee has restricted the non-audit services that Grant Thornton may provide primarily to tax services, merger and acquisition due diligence, and audit services. The Audit Committee is in the process of reviewing proposals regarding the selection of auditors for 2004, and accordingly, no auditors have yet been appointed.

        The following table sets forth the aggregate amounts invoiced to the Company for the fiscal year ended December 31, 2003 by the Company's principal accounting firm, Grant Thornton LLP:

	2003	2002

Audit Fees:	$332,107	$234,821
Audit-Related Fees:	$ 29,000	$ 0
Tax Fees:	$ 17,000	$ 39,600
All Other Fees:	$ 34,094	$ 13,900
Total:	$402,201	$288,321

        “Audit Fees” are fees the Company paid Grant Thornton for professional services for the audit of the Company’s financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” are fees billed by Grant Thornton for assurance and related services, reasonably related to the performance of the audit or review of the financial statements. “Tax Fees” are fees for tax compliance, tax advice and tax planning. “All Other Fees” are fees billed by Grant Thornton not included in the other three categories such as fees for auditing the Company’s 401(k) and retirement profit sharing plan and other benefit plans.

        The Audit Committe has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by the Company’s independent auditors. All of the engagements and fees for 2003 were approved by the entire Committee in advance. The Committeee reviews with the auditors whether any non-audit services to be performed are compatible with maintaining the auditors’ independence.

FINANCIAL STATEMENTS

        The Company’s audited consolidated financial statements and notes thereto, including selected financial data and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2003, are included in the Company’s 2003 Annual Report to Shareholders which was mailed concurrently with this proxy statement to all shareholders of record. The Annual Report does not constitute proxy soliciting material.

MATTERS TO BE ACTED UPON

1. Election of Directors

        In accordance with the By-Laws of the Company, the Board of Directors consists of not less than three (3) nor more than fourteen (14) members, as set forth from time to time by the Board of Directors, elected by the shareholders annually. The number of directors was recently set at eight (8), and all eight (8) of the current directors will stand for election at the Annual Meeting on May 25, 2004. The Board of Directors recommends the election of the eight (8) nominees identified below. The proxies named in the accompanying proxy card intend, subject to the discretionary authority to cumulate votes described above, to vote for the eight (8) persons named below, unless otherwise directed by the shareholder on the proxy card. The Board of Directors knows of no reason why any nominee will be unavailable or unable to serve. If any nominee is unable to serve or for good cause will not serve, the persons named as proxies will vote for such other persons as they shall deem to be in the best interest of the Company. For complete biographical information concerning each of the eight (8) nominees, please refer above to the information under the caption “CURRENT DIRECTORS AND NOMINEES FOR ELECTION — BACKGROUND INFORMATION”

Nominees to be Elected

William J. Coad	Age 72	Director of Mestek since 1986
Winston R. Hindle, Jr	Age 73	Director of Mestek since 1994
David W. Hunter	Age 75	Director of Mestek since 1985
David M. Kelly	Age 62	Director of Mestek since 1996
George F. King	Age 65	Director of Mestek since 2002
John E. Reed	Age 88	Director of Mestek since 1986
Stewart B. Reed	Age 56	Director of Mestek since 1986
Edward J. Trainor	Age 63	Director of Mestek since 2002

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE EIGHT NOMINEES LISTED ABOVE AS DIRECTORS.

OTHER MATTERS

        No business other than that set forth in the attached Notice of Annual Meeting is expected to be acted upon, but should any other matters requiring a vote of shareholders be properly brought before the Annual Meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy card will vote thereon according to their best judgment in the interest of the Company.

VOTE REQUIRED

        The Company’s By-Laws provide that the presence of the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting, present in person or represented by a proxy, shall constitute a quorum for the Annual Meeting and that the vote of the shareholders who hold a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote will decide any question brought before the Annual Meeting, unless otherwise provided by statute or the Company’s Restated Articles of Incorporation or By-Laws.

        The nominees for election as directors of the Company at the Annual Meeting who receive the greatest number of votes cast will be elected as directors for the eight (8) positions on the Board of Directors of the Company to be filled.

        Where the quorum requirement set forth above is met, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent accountants because the matters to be acted upon are routine matters for which brokers have the discretion to vote on behalf of beneficial owners in the absence of instructions from beneficial owners. Abstentions will have no effect on the outcome of such election, but will have the same effect as a negative vote with respect to the ratification of the appointment of the independent accountants.

April 16, 2004	MESTEK, INC.

Appendix A

MESTEK, INC.

CORPORATE GOVERNANCE GUIDELINES

        Except for those matters reserved for decision by the Company’s stockholders, the Board of Directors is the ultimate decision-making body of the Company and the management of the Company is vested with the Board. The Board’s primary responsibility is to oversee the affairs of the Company for the benefit of its stockholders. The Board shall be entitled to consider the interests and needs of employees, customers, suppliers, communities and the greater good of society as it makes its best business judgments as to the long-term and short-term interests of the Company and its shareholders. It elects the senior management team, which is charged with the day-to-day conduct of the Company’s business, and the Board acts as an advisor and counselor to the management team and monitors its performance. Significant policy matters or matters involving significant issues of risk management will be considered by the Board, or, if arising between meetings, by the Executive Committee of the Board.

Selection and Composition of the Board

      1. Board Membership Criteria

The Nominating/Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills, values and qualifications desired of Board members. This assessment should include skills such as understanding of the application and use of some or all of the Company’s products, various manufacturing technologies, an understanding of general accounting principles as applied in the preparation and reporting of financial statements of a public company, and expertise and knowledge of management of a large multi-facility organization, international experience, and other pertinent characteristics all in the context of an assessment of the then current perceived needs of the Company. No Director shall serve as a director, officer or employee of a competitor of the Company. Each Board member should be a stockholder in the Company with a minimum of 500 shares owned within six months of election or appointment. Board members should be in a position to fully prepare for, regularly attend and actively participate in Board and Committee meetings and related functions. It is the sense of the Board that its members should be limited to no more than three other public company board memberships, though exception may be made in certain circumstances.

      2. Selection and Orientation of New Directors

The Board itself is responsible for determining the optimum size of the Board, and selecting its own members for filling vacancies and in recommending nominees for election by the stockholders. The Board delegates the screening process involved to the Nominating/Governance Committee with the input from the Chairman and Chief Executive Officer. The Board and the Company will develop and maintain a complete orientation process for new Directors that includes background material, meetings with senior management and visits to Company facilities.

      3. Extending the Invitation to a Potential Director to Join the Board

Upon review and approval of a prospective nominee by the entire Board, the invitation to join the Board should be extended by the Chairman and Chief Executive Officer on behalf of the Board.

Board Leadership

      4. Selection of Chairman and CEO

The Board will choose from its members a Chairman with due consideration for the experience, skills and values of a prospective nominee to this position.

It is the policy of the Board that the position of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual situations.

      5. Lead Director

The Board will select a non-management Director who will assume the responsibility of chairing the regularly scheduled meetings of non-management Directors or other responsibilities which the non-management Directors as a whole might designate from time to time. A Vice Chairman of the Board, if one is designated, may fulfill the responsibilities of the Lead Director position.

         Board Composition

      6. Size of the Board

The Bylaws of the Company currently authorizes three to fourteen members, and the Board in the recent past has ranged from seven to nine members. It is the sense of the Board that this size is appropriate and useful. However, the Board would be willing to go to a somewhat larger size in order to accommodate the availability of an outstanding candidate(s).

      7. Mix of Independent and Management Directors

        The Board believes that as a matter of policy, the Board should consist of a majority of independent directors.

A director shall not be deemed to be “independent” of the Company if he or she has a legal, business, or financial relationship to the Company (other than in his or her capacity as a director or a shareholder) that is either (a) material to the director, or (b) material to the director’s employer, any organization with which the director is affiliated, or to any immediate family member of the director.

Notwithstanding the above, a director shall not be deemed to be “independent” if, within the past three years, he or she (a) has been an employee of the Company, (b) received more than $100,000 per year in direct compensation from the Company (other than compensation as a director), (c) has been an employee of, or affiliated with, the Company’s present or former independent auditors, (d) has been part of an interlocking compensation committee of another company that concurrently employs such director, (e) was an executive officer or employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues, or (f) has an immediate family member who falls within category (a) or (b), who is or was affiliated with or employed in a professional capacity by the Company’s independent auditors, or who is an executive officer of any entity described in category (d) or (e), above.

      8. Directors Who Change Their Present Job Responsibility

Directors are expected to advise the Chairman of the Board and the Chairman of the Nominating/Governance Committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such Director is a member.

Directors are expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating/Governance Committee.

It is not the sense of the Board that in every instance the Directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the Nominating/Governance Committee to review the continued appropriateness of Board membership under these circumstances.

      9. Retirement Age

The Board previously approved a resolution requiring the retirement of any Director who attains the age of 75, and is retired from all business responsibilities for more than five years. The Board continues to believe that this policy is appropriate to maintain a level of business knowledge of each of the Directors.

      10. Board Compensation Review

The Board of Directors or an authorized committee thereof will determine and review the form and amount of director compensation, including cash, equity-based awards and other director compensation. In connection with such director compensation, the Board of Directors will be aware that questions may be raised when directors’ fees and benefits exceed what is customary. Similarly, the Board of Directors will be aware that the independence of directors could be questioned if substantial charitable contributions are made to organizations in which a director is affiliated or if the Company enters into consulting contracts with, or provides other indirect compensation to, a director. The Board of Directors will critically evaluate each of these matters when determining the form and amount of director compensation, and the independence of a director. Notwithstanding above, no member of the Audit Committee may receive compensation from the Company except for fees paid in respect of the service of the Director in his capacity as such.

Performance of Duties by Director

      11. Executive Sessions of Outside Directors

The non-management Directors of the Board will meet in Executive Session at least twice each year to be presided by the Lead Director. The Board of Directors or the Company will establish methods by which interested parties may communicate

directly	with the presiding director or with the non-management directors of the Board of Directors as a group and cause such methods to be disclosed.

      12. Retention of Advisors

The Board and its several committees shall have the right from time to time, to retain and consult with outside advisors, including legal counsel, to assist the Directors in the performance of their duties, and shall also have the right to establish and approve the fees payable to such advisors and other material terms of their retention.

      13. Assessing the Board’s Performance

The	Board of Directors will conduct a self-evaluation annually to determine whether it and its committees are functioning effectively. The full Board of Directors will discuss the evaluation report to determine what, if any, action could improve Board and Board committee performance. The Board of Directors, with the assistance of the Nominating/ Governance Committee, as appropriate, shall review these Corporate Governance Guidelines on an annual basis to determinate whether any changes are appropriate.

This assessment should be of the Board’s contribution as a whole and specifically review areas in which the Board and/or the management believes a better contribution could be made. Its purpose is to increase the effectiveness of the Board, not to target individual Board members.

Board Relationship to Senior Management

      14. Regular Attendance of Non-Directors at Board Meetings

The Board welcomes the regular attendance at each Board meeting of the executive officers of the Company and Board members will have complete access to the Company’s management from time to time as the Board requires to fulfill its obligations.

Meeting Procedures

      15. Selection of Agenda Items for Board Meetings

The Chairman and Chief Executive Officer will establish the agenda for each Board meeting and the Chairman of each committee shall set the agenda of the meetings of the applicable committee.

        Each Board member is free to suggest the inclusion of item(s) on the agenda.

      16. Board Materials Distributed in Advance

It is the sense of the Board that information and data that is important to the Board’s understanding of the business be distributed in writing to the Board preferably at least one week before the Board meets. The management will make every attempt to see that this material is as brief as possible while still providing the desired information.

Directors must disclose to other Directors any potential conflicts of interest they may have with respect to any matter under discussion and, if appropriate, refrain from voting on a matter in which they may have a conflict

Committee Matters

      17. Number, Structure and Independence of Committees

The current Committee structure of the Company is set forth in the Bylaws. There will, from time to time, be occasions in which the Board may want to form a new Committee or disband a current Committee depending upon the circumstances. The current four Committees are Audit, Executive, Compensation and Nominating/Governance. The Committee membership, with the exception of the Executive Committee, will consist only of independent Directors.

      18. Assignment and Rotation of Committee Members

The	Nominating/Governance Committee is responsible, after consultation with the Chairman and with consideration of the desires of individual Board members, for the assignment of Board members to various Committees.

It is the sense of the Board that consideration should be given to rotating Committee members periodically at about a five year interval, but the Board does not feel that such a rotation should be mandated as a policy since there may be reasons at a given point in time to maintain an individual Director’s Committee membership for a longer period.

      19. Frequency and Length of Committee Meetings

The Committee Chairman, in consultation with Committee members, will determine the frequency and length of the meetings of the Committee.

      20. Committee Agenda

The Chairman of the Committee, in consultation with the appropriate members of Management and staff, will develop the Committee’s agenda.

Each Committee will issue a schedule of agenda subjects to be discussed for the ensuing year at the beginning of each year (to the degree these can be foreseen). This forward agenda will also be shared with the Board.

Leadership Development

      21. Formal Evaluation of the Chief Executive Officer

The independent Directors should make an evaluation annually of the performance of the Chief Executive Officer, and it should be communicated to the Chief Executive Officer by the (non-executive) Chairman of the Board or the Lead Director.

The evaluation should be based for the most part on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, and efforts to build long-term value for the shareholders.

The evaluation will be used by the Compensation Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

      22. Succession Planning

        There should be an annual report by the Chairman on succession planning of persons into executive officer positions.

There should also be available, on a continuing basis, the Chief Executive Officer’s recommendation as a successor should he/she be unexpectedly disabled.

      23. Management Development

There should be an annual report to the Board by the Chief Executive Officer on the Company’s program for management development. This report should be given to the Board at the same time as the succession planning report noted previously.

      24. Amendment, Modification and Waiver

These	Guidelines may be amended, modified or waived by the Board of Directors and waivers of these Guidelines may also be granted by the Nominating/Governance Committee, subject to the disclosure and other provisions of the Securities and Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

Date:	December 9, 2002
Revision:	December 9, 2003

5

Appendix B

MESTEK, INC.

CODE OF BUSINESS ETHICS

1. Complying with Law

All employees, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company.

Such legal compliance should include, without limitation, compliance with the “insider trading” prohibitions applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of material non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company’s securities. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company’s securities. In addition, the Company has implemented trading restrictions to reduce the risk, or appearance, of insider trading. Company employees, officers and directors are directed to the Company’s Insider Trading Policy or to the Company’s Law Department if they have questions regarding the applicability of such insider trading prohibitions.

This Code of Business Conduct and Ethics does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Company’s Law Department and the various guidelines which the Company has prepared on specific laws, rules and regulations.

2. Conflicts of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director has personal or financial interests that may make it difficult to perform his or her Company work objectively and effectively. The acceptance, by any employee or member of his or her immediate family of any improper personal benefit from a third party who does business with the Company shall be considered a violation of this code. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or committees of the Board. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s Law Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

3. Corporate Opportunity

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4. Confidentiality

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Law Department or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult the Law Department if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

5. Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantage through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

6. Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

7. Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially.) Such submissions may be through the toll free telephone number established for this purpose; through the compliance reporting system on the Company’s internet web page; or in writing to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company.

8. Reporting Any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should either contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact either the Law Department of the Company or the Audit Committee or Nominating/Governance Committee of the Board of Directors of the Company. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

9. Gifts or Payments: Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly to foreign government officials or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Law Department can provide guidance to you in this area.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

10. No Retaliation

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

11. Public Company Reporting; Books and Records

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s Law Department.

12. Employment and the Work Place

Company policy prohibits all unlawful discrimination against any employee or applicant for employment; indeed, the Company has long been committed to the proposition that all employees be treated with dignity and respect. Violation of the policy may not only be illegal, but it may also violate the core values of the Company. All employees are encouraged to discuss any concerns they may have with their immediate manager, human resources personnel, or higher management, as warranted. Alternatively, such concerns may be forwarded on a confidential or anonymous basis to corporate headquarters in Westfield, Massachusetts by mail, telephone, or other systems the Company has established for the handling of confidential concerns.

13. Amendment, Modification and Waiver

This Code may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Nominating/Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the New York Stock Exchange.

Dated: December 9, 2002

Revision: December 9, 2003

Appendix C

MESTEK, INC.

CHARTER OF THE NOMINATING/GOVERNANCE COMMITTEE

A.

Purpose: The primary function of the Committee is to recommend to the Board and the Company’s shareholders nominees for election or appointment to the Board. Consistent with this function, the Committee should also establish criteria relating to the skills, experience, values and independence desirable for a potential nominee to the Board. Finally, the Committee is responsible for establishing and maintaining a set of corporate governance principles by which the Board and its committees will operate.

B.

Committee Membership and Procedure:The Committee will consist of at least three members of the Board, each of whom shall be “independent” as defined in the Corporate Governance Guidelines. The Board shall appoint the members of the Committee annually, considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate.

The members of the Nominating/Governance Committee shall serve until their successors are appointed and qualify, and shall designate the Chairman of the Committee. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements. Except as expressly provided in this Charter or the by-laws of the Company or the Corporate Governance Guidelines of the Company, the Committee shall fix its own rules of procedure.

C.	Meetings: The Committee shall meet, either in person or telephonically, at least annually, and as necessary in the Committee’s discretion to fulfill its responsibilities.

D.	Committee Authority and Responsibilities: The Committee shall have the power and the duty to:

(1)

Recommend to the Board the names of qualified individuals to be nominated for election as Directors to the Board and the membership and chairman of each Board committee (subject to applicable law or rules, or the charter of the other committees); and to consider nominations for Board membership submitted by shareholders in accordance with the notice, provisions and procedures set forth in the Company’s By-laws.

(2)	Establish guidelines for membership on the Board of Directors and its several committees, including factors relating to skills, experience, expertise, values and independence.

(3)	Evaluate Company policies relating to the recruitment of Directors, including insurance and indemnification, and to make recommendations to the Board.

(4)

Review and make recommendations to the Board regarding composition and structure of the Board and its several committees, including recommending terms of office and retirement policies for non-employee Directors.

(5)	Retain and terminate any search firm to be used to identify Director candidates, including the exclusive sole authority to approve such firm’s fees and terms.

(6)	Develop and recommend to the Board a set of corporate governance principles to guide the Board in carrying out its duties.

(7)	Oversee the process by which the Board of Directors conducts an annual self-evaluation.

E.	Evaluation: The Committee shall, on an annual basis, conduct a performance evaluation of its activities in the prior twelve-month period and shall review the adequacy of this Charter.

Date: December 9, 2002

         Revision: December 9, 2003_____

4

[GRAPHIC OMITTED][GRAPHIC OMITTED]

         Appendix D

CHARTER OF THE AUDIT COMMITTEE

A.

Purpose: The primary function of the Audit Committee is to assist the Board of Directors in its oversight over (a) the financial controls and statements of the Company, (b) the Company’s compliance with legal and regulatory requirements, (c) the audit functions of the Company’s independent auditors and internal audit departments, and (d) preparation of a report by the Committee which must be included by law in the Company’s annual proxy statement.

B.

Committee Membership and Procedure:The Audit Committee shall consist of at least three members of the Board. Each of the Committee members must be (a) independent, and (b) financially literate (as such terms are defined by applicable law or exchange rule) at the time of appointment to the Committee, or become financially literate in a reasonable amount of time after appointment to the Committee. One member of the Committee should be an “audit committee financial expert” as defined by applicable law. A member of the Audit Committee may not receive compensation from the Company in the form of consulting, advisory or other compensatory fees. No member of the Committee may serve more than three audit committees of other public companies, without the prior consent of the Board. The Board of Directors shall appoint the members of the Audit Committee, considering the recommendation of the Nominating/Governance Committee and the views of the Chairman of the Board and CEO. The Board may at any time change the membership of the Audit Committee and fill any vacancies.

C.	Meetings: The Audit Committee shall meet a minimum of four times during each calendar year, and as necessary at the discretion of the Committee.

D.

Committee Authority and Responsibilities: The Audit Committee represents the Board of Directors and discharges its responsibility of oversight of the financial reporting process by carrying out the functions listed below. The existence of the Committee does not alter the responsibilities of the Company’s management and the independent auditors with respect to the accounting and internal control functions of the Company, and the preparation and presentation of its financial statements. The principal responsibilities and duties of the Committee are:

(1)	Review and discuss with management and the public accountants the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

(2)

Review and discuss with management and the public accountants the Company’s quarterly financial statements, including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, prior to the filing of its Form 10-Q, including the results of the registered public accountants’ reviews of the quarterly financial statements.

(3)

Periodically review and discuss with management, the public accountants, and the internal audit manager, together and separately, the Company’s financial controls, financial statements, and any other accounting or auditing issue, as applicable, including without limitation (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the public accountants and the Company’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the public accountants’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies.

(4)

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(5)

Obtain and review a report from the public accountants at least annually regarding (a) the registered public accountants’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the public accountants and the Company. Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the registered public accountant and taking into account the opinions of management and the Company’s internal auditors.

(6)

Ensure that the lead audit partner of the public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002, and further consider rotation of the public accountant firm itself.

(7)

Recommend to the Board policies for the Company’s hiring of employees or former employees of the public accountants who were engaged on the Company’s account (recognizing that the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company’s audit as an employee of the public accountants during the preceding one-year period).

(8)	Discuss with the public accountants any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

(9)	Discuss with management and the public accountants any accounting adjustments that were noted or proposed by the registered public accountants but were passed (as immaterial or otherwise).

(10)

Ensure that the Company maintains an internal audit function and discuss with the public accountants the internal audit department and its audit plan, responsibilities, budget and staffing. Review adequacy of internal control process, and results of implementation of the policies and procedures.

(11)

Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(12)

Review disclosures made by the Company’s principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

(13)

Review any reports of the registered public accountants mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the registered public accountants any information with respect to illegal acts in accordance with Section 10A.

(14)

Audit Committee shall be empowered to engage such independent advisors, including without limitation, legal, accounting or financial consultants, as the Committee may determine to carry out its duties. The Committee shall promptly advise the Board of Directors of any such engagement, and the Company will provide the Audit Committee with sufficient funds to enter into such relationships.

Responsibilities and Duties The Audit Committee represents the Board of Directors and discharges its responsibility of oversight of the financial reporting process by carrying out the functions listed below. The existence of the Committee does not alter the responsibilities of the Company’s management and the independent auditors with respect to the accounting and internal control functions of the Company, and the preparation and presentation of its financial statements.. Audit Committee Charter 02/28/00 The principal responsibilities and duties of the Committee are

E.	Evaluation: The Committee shall, on an annual basis, conduct a performance evaluation of its activities in the prior time period and shall review the adequacy of this charter.

F.

Limitation of Audit Committee’s Roles: Notwithstanding the foregoing, it is not the Audit Committee’s duty to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate or prepared in accordance with generally accepted accounting principles. These are the responsibilities of management and the Company’s independent auditors.

Dated: December 9, 2002

Revision: December 9, 2003

3

Appendix E

[GRAPHIC OMITTED][GRAPHIC OMITTED]

CHARTER OF THE COMPENSATION COMMITTEE

A.

Purpose: The Compensation Committee shall (1) discharge the Board’s responsibilities relating to compensation of the Company’s executives and (2) produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

B.

Committee Membership and Procedure: The Compensation Committee shall consist of no fewer than three members. Each member of the Compensation Committee shall satisfy the independence requirements of the New York Stock Exchange. The Board shall appoint the members of the Compensation Committee annually, considering the recommendation of the Nominating/Governance Committee annually, and further considering the views of the Chairman of the Board and the Chief Executive Officer as appropriate.

The members of the Compensation Committee shall serve until their successors are appointed and qualify, and shall designate the Chairman of the Compensation Committee. The Board shall have the power at any time to change the membership of the Compensation Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements. Except as expressly provided in this Charter or the by-laws of the Company or the Corporate Governance Guidelines of the Company, the Compensation Committee shall fix its own rules of procedure.

C.	Meetings: The Committee shall meet, either in person or telephonically, at least annually, and as necessary in the Committee’s discretion to fulfill its responsibilities.

D.	Committee Authority and Responsibilities:

(1)	The Compensation Committee shall review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation.

(2)	In determining the long-term incentive component of CEO compensation, the Compensation Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.

(3)	The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

(4)	The Compensation Committee shall make recommendations to the Board with respect to compensation of the other executive officers of the Company, incentive compensation plans and equity-based plans.

(5)	The Compensation Committee shall recommend ratification by the stockholders of any stock bonus, stock option or other equity-based incentive plans and will consider the recommendation of the CEO with respect to any awards under such plans, including amendments to the awards made under any such plans, and will forward such recommendations to the Board of Directors for final approval.

(6)	The Compensation Committee shall review and make recommendations with respect to performance or operating goals for participants in the Company’s incentive plans.

(7)	The Compensation Committee shall make regular reports to the Board.

(8)	The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Compensation Committee shall annually review its own performance.

(9)	The Compensation Committee may form and delegate authority to subcommittees when appropriate.

(10)The Compensation Committee shall review and make recommendations to the Board on the overriding compensation philosophy for the Company.

(11)The Compensation Committee shall meet annually with the CEO to receive the CEO’s recommendations concerning performance goals and the CEO’s evaluation of the Company’s progress toward meeting those goals.

(12)The Compensation Committee shall annually review and approve, for the CEO and the senior executives of the Company, (1) employment agreements, severance arrangements, and change in control agreements or provisions, in each case, when and if appropriate, and (2) any special or supplemental benefits.

        (13)Recommend Board compensation to the Board of Directors.

E.	Evaluation: The Committee shall, on an annual basis, conduct a performance evaluation of its activities in the prior time period and shall review the adequacy of this charter.

Dated: December 9, 2002

Revision: December 9, 2003